Exhibit 10.15

InCube Labs, LLC – Rani Therapeutics, LLC

SERVICE AGREEMENT

This service agreement (this “Agreement”), is made and entered into effective as of January 1, 2021 (the “Effective Date”) by and between InCube Labs, LLC, a Delaware limited liability company (“InCube”), and Rani Therapeutics, LLC, a California limited liability company (“Rani”), each a “Party” and collectively the “Parties.”

WHEREAS, each Party is, or may be, desirous of providing to and/or receiving from the other Party certain services;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1. Services. Either Party (as “Provider” of services) may provide any one or more of the following services to the other Party (as “Recipient” of the services) during the Term of this Agreement:

1.1 Intentionally omitted (“Occupancy Services”).

1.2 Intentionally omitted (“Shared Costs” related to Occupancy Services).

1.3 Provider may provide certain general or administrative services to Recipient upon request, subject to availability of resources (“Administrative Services”). Administrative Services may include but will not be limited to services related to accounting, human resources, recruiting, banking, facilities, office services, administration, data security, and/or information technology (IT).

1.4 Provider may provide personnel services other than those provided as Administrative Services to Recipient upon request, subject to availability of resources (“Personnel Services”). These services may include but will not be limited to services related to prototype development, manufacturing process development, formulation of drugs, in-vitro studies, in-vivo studies, project management, documentation, purchasing, quality control, quality assurance, intellectual property, legal, regulatory, investor relations, and/or business development.

1.5 From time to time, one Party may incur additional costs on behalf of the other Party to accommodate special requests of that other Party (“Special Services”). Non-limiting examples of such requests include purchase of equipment, modification to existing labs, construction of new labs, construction of clean rooms, construction of office space, other facility modifications, development and/or manufacture of test equipment, development and/or manufacture of components, development of processes, financial audits, special accounting projects, system implementation and validation, implementation of manufacturing and quality control processes, and securing funding for that other Party.

1.6 This Agreement is a master agreement, with the agreed Services to be provided set out in Exhibit A attached hereto and made a part hereof. Neither Party will have an obligation to perform any service unless set forth as an obligation on Exhibit A.

2. Changes to the Services.

2.1 If a Party wishes to make a change to the terms of any service, it will provide to the other Party in writing the details of the requested change, including the proposed timing of the change and its expected impact on the delivery of the service and cost. The Parties will consider the requested change in good faith, but neither Party will be obligated to accept any requested change to the service. If the Parties are willing to accept the requested change, the Parties will negotiate in good faith the changed terms and conditions, which will be set out on an amended Exhibit A adopted in accordance with Section 16.2.

2.2 Recipient may from time to time request that Provider provide an additional service that is not included on Exhibit A. Provider will consider each such request in good faith. If Provider is willing to provide such additional service, the Parties will negotiate in good faith the terms and conditions for such additional service. Any such additional service will be set out on an amended Exhibit A adopted in accordance with Section 16.2.

2.3 The obligation of Provider to provide a service to Recipient will terminate (with respect to that service) on the end date specified on Exhibit A for that service (the “End Date” for that service); provided, however, that Recipient may request continued performance after the scheduled End Date (an “Extension Request” for that service). Provider will consider any Extension Request in good faith and, if willing to continue performance after the scheduled End Date, the Parties will negotiate in good faith the terms and conditions for the continuation of that service, which will be set out on an amended Exhibit A adopted in accordance with Section 16.2. If no End Date is specified for a particular service, then the End Date for that service will be the earlier of the date of expiration or termination of Exhibit A or the date of expiration or termination of this Agreement.

3. Invoice and Payment.

3.1 Charges for services described in Section 1 will be as set forth on Exhibit A.

3.2 In exchange for services provided as described under Section 1, to the extent that Provider has performed services, Provider can invoice Recipient for such services in accordance with Exhibit A. Each invoice will include, as applicable, relevant documentation and paperwork substantiating the invoiced charges.

3.3 If Provider or any of its Subcontractors (as defined herein) incurs reasonable and documented out-of-pocket expenses in providing any service to Recipient (“Out-of-Pocket Costs”), Recipient will reimburse Provider for such Out-of-Pocket Costs in accordance with the invoicing and payment procedures set out in this Section 3; provided, however, that, except as otherwise specified on Exhibit A, Out-of-Pocket Costs will exclude any fees payable to any Subcontractor for providing any service. Non-limiting examples of Out-of-Pocket Costs include recruitment expenses, subscription fees, meals and entertainment expenses, advisory board meeting expenses, software licensing fees, and banking fees, to the extent necessitated by provision of the services.

3.4 Each Party will remit payment on a received invoice within thirty (30) days of the invoice being delivered. An invoice will be deemed to be delivered when sent via email or facsimile or delivered by hand, or three days after submission to a delivery service for delivery.

3.5 If Recipient disputes the amount of an invoice, Recipient will deliver a written statement to Provider not later than five days before the payment due date listing all disputed items and describing in reasonable detail the reasons for dispute with respect to each item disputed. Any amounts not so disputed will be deemed accepted and payable (despite disputes on other items) as provided in Section 3.4. The Parties will seek to resolve all such disputes expeditiously and in good faith.

3.6 Any undisputed invoice not paid within thirty (30) days of the invoice being delivered will accrue interest on the amount past due at a rate of one percent (1%) per month thereafter, or the highest rate permitted by applicable law, whichever is less, from the due date until the date that the invoicing Party receives payment of such past due amount. Each Party also agrees to pay reasonable attorneys’ fees and other costs of collection incurred with respect to any past due amount.

3.7 During the Term of this Agreement and for two (2) years thereafter, each Party agrees to maintain accurate books and records related to services provided to the other Party. Upon reasonable written request during the Term of this Agreement and for two (2) years thereafter, each Party will make such books and records available to the other Party or its representatives (at that other Party’s sole expense) during the regular business hours of the location at which the books and records are made available.

3.8 The prices set out for the services are exclusive of taxes. Recipient will be responsible for all sales, goods, use, services, excise, value added, and other similar transactions taxes imposed or assessed in connection with the provision of the services. Recipient will pay Provider without any deductions made for taxes of any kind, and will pay any and all taxes which Provider is required to collect under applicable law.

4. Standard of Care.

4.1 Provider will use commercially reasonable efforts to provide or cause to be provided each service in compliance with applicable law and in accordance with Exhibit A, and Provider will provide or cause to be provided each service in a manner generally consistent with and using the same standard of care as services Provider provides or causes to be provided to its own business, but no less than a reasonable standard of care; provided, however, that nothing in this Agreement will be construed as a guaranty or warranty of any type with respect to the adequacy of the services, the skill or fitness of personnel performing the services for any particular job, or the results achieved as a result of the services performed.

4.2 Provider will allocate or cause to be allocated sufficient resources and qualified personnel as are reasonably required to perform the services agreed and set forth on Exhibit A in accordance with the standards set out in Section 4.1.

5. Employee and Subcontractor Status.

5.1 Each Party agrees to perform services pursuant to this Agreement as an independent contractor and not as an employee or agent of the other Party.

5.1.1 Provider will control the manner, means and resources used to provide services, unless otherwise specified on Exhibit A.

5.1.2 Recipient will not be responsible for the payment and provision of wages, bonuses, commissions, employee benefits, and the withholding and payment of applicable taxes relating to employees of Provider.

5.1.3 Neither Party will have control of employees of the other Party. For clarity, to the extent that any services include management of Recipient’s employees, Recipient will retain control of said employees although Provider may direct tasks of, and evaluate performance of, said employees.

5.2 Except as otherwise specified on Exhibit A, Provider may retain a third party as determined by Provider to be needed for full performance under this Agreement. Such third party (e.g., consultant or subcontractor (which may be an affiliate)) may be referred to as a “Subcontractor” herein; such reference in this Agreement is made for convenience only and will not be construed as changing the status of such third party with respect to any Party.

5.2.1 Provider will remain fully responsible for satisfactory performance of the services it provides even if such services are performed by a Subcontractor.

5.2.2 Recipient will not be responsible for the payment and provision of wages, bonuses, commissions, employee benefits, and the withholding and payment of all applicable taxes relating to employees of Provider’s Subcontractors.

5.2.3 Neither Party will have control of employees of the other Party’s Subcontractors. For clarity, to the extent that any services include management of employees of Provider’s Subcontractors, such Subcontractors will retain control of said employees although Provider may direct tasks of, and evaluate performance of, said employees.

5.3 No employees of either Party will be fully dedicated to providing services to the other Party under this Agreement unless so specified in Exhibit A.

5.4 Notwithstanding Section 5.1 and Section 5.2, Recipient may reject provision of services by one or more persons or companies selected by Provider if there is a reasonable business purpose for doing so.

6. Confidentiality.

6.1 Except as otherwise provided herein, each Party will maintain in confidence, and will not use for any purpose or disclose to any third party information disclosed by the other Party in writing and marked “confidential” or that is disclosed orally and confirmed in writing as confidential within 45 days following such disclosure, or that by its nature would reasonably be considered to be confidential or proprietary (collectively, “Confidential Information”). Confidential Information will not include any information that: (i) is already known to the receiving Party at the time of disclosure hereunder, (ii) is now or hereafter becomes publicly known other than through acts or omissions of the receiving Party, (iii) is disclosed to the receiving Party by a third party under no obligation of confidentiality to the disclosing Party, or (iv) is independently developed by the receiving Party without reference to the Confidential Information of the disclosing Party.

6.2 Notwithstanding the provisions of Section 6.1, each Party may use or disclose Confidential Information in exercising its rights hereunder or fulfilling its obligations and duties hereunder and in prosecuting or maintaining any proprietary rights, prosecuting or defending any legal action, complying with applicable governmental regulations, and submitting information to tax or other governmental authorities, provided that, if the Party is required by law to make any disclosures of Confidential Information of the other, to the extent it may legally do so, the Party will give reasonable advance notice to the other of such disclosure, limit the disclosure to only the minimum information necessary, and will use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise).

7. Intellectual Property.

7.1 “Intellectual Property Asset” (“IPA”) means any invention, work of authorship, designation, design, formulation, formula, materials, data, know-how, idea, Patent Asset, copyright, software, firmware, algorithm, trademark, tradename, trade secret, domain name, mask work, original document or compilation, or other intellectual property including but not limited to all related alterations, improvements, modifications, revisions, adaptations, translations, enhancements or other derivative works thereto. “Patent Asset” means a patent application filed in any jurisdiction, together with any patent application claiming priority thereto (including but not limited to continuation, divisional, substitution, or national phase and validation applications claiming priority thereto; provided that, in the case of a continuation-in-part patent application, only with respect to a patent issued thereon and only to the extent that the claims in that issued patent are supported in the application(s) to which priority is claimed), and patents issuing on said patent application or patent applications claiming priority thereto (where issued patents include without limitation registrations, reissues, reexaminations and extensions).

7.2 Ownership of IPA is to be determined as follows:

7.2.1 IPA conceived or created by Mir A. Imran is not part of this Agreement.

7.2.2 Any IPA conceived or created during the Term of this Agreement by InCube performing Personnel Services for Rani at Rani’s request will be owned by: (i) Rani if the IPA has applicability only within the Field of Use, (ii) InCube if the IPA has no applicability within the Field of Use, or (iii) InCube if the IPA has applicability both within and outside the Field of Use (“Multi-Use IPA”), and InCube will grant to Rani a worldwide, exclusive license under the Multi-Use IPA for all applications within the Field of Use, and the Parties will negotiate the terms of such license in good faith. “Field of Use” means oral delivery of sensors, small molecule drugs or biologic drugs including, any peptide, antibody, protein, cell therapy, gene therapy or vaccine.

7.2.3 At Rani’s request, InCube will submit to Rani a copy of all invention disclosures and patent applications that InCube believes fall under Section 7.2.2(iii) as having applicability both within and outside the Field of Use. At Rani’s request, the Parties will form a patent review committee to determine whether such IPA should instead fall under Section 7.2.2(i) and thus be assigned to Rani under Section 7.3. Such patent review committee will include an equal number of members from each of InCube and Rani, plus at least one independent member on whom both Parties agree.

7.2.4 As of the Effective Date, Rani is not expected to provide Personnel Services to InCube. Accordingly, IPA conceived or created by Rani is not part of this Agreement.

7.3 InCube hereby irrevocably assigns to Rani InCube’s entire right, title and interest in and to, including all intellectual property rights embodied therein, (i) IPA owned by Rani under Section 7.2.2(i), and (ii) IPA that should be assigned to Rani as determined by the patent committee under Section 7.2.3.

7.4 InCube agrees to assist and to cause each of its employees to assist Rani or its designee in every proper way to secure Rani’s rights, title and interest in and to IPA assigned to Rani under Section 7.3 in any and all countries, including the disclosure to Rani of all pertinent information and data with respect to the assigned IPA, and the execution of all applications, specifications, oaths, assignments and all other instruments that Rani may reasonably deem necessary to secure Rani’s intellectual property rights under this Agreement.

7.5 Nothing in this Agreement will be construed as requiring a transfer or license of any IPA from one Party to the other Party which IPA was conceived or created prior to the Effective Date of this Agreement.

8. Limitation of Liability.

8.1 NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PROVIDER NOR ANY OF ITS AFFILIATES WILL BE LIABLE HEREUNDER (INCLUDING FOR ANY LIABILITY FOR ANY ACTS OR OMISSIONS OF ITS EMPLOYEES, AGENTS OR SUBCONTRACTORS) FOR ANY INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT.

8.2 Except in the case of gross negligence or willful misconduct of a Party (as Provider), the maximum aggregate amount for which Provider may be liable to Recipient as the result of an action brought in connection with or as a result of this Agreement or the provision of services hereunder at issue will not exceed the combined aggregate service fees received by the Provider for such services under this Agreement.

9. Indemnification.

9.1 Subject to Section 8, Recipient will indemnify and hold harmless Provider, its affiliates and each of their respective officers, directors, members, agents, employees, and representatives (including Subcontractors) (collectively, the “Provider Indemnified Parties”) from and against any and all losses, liabilities, claims, damages, actions, fines, penalties, expenses or costs (including court costs and reasonable attorneys’ fees) (“Losses”) suffered or incurred by any Provider Indemnified Party arising from or relating to any claim (including any hearing, inquiry or investigation that may reasonably lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism) by a third party (any, a “Claim”) arising from or in connection with the performance of a service requested by Recipient and performed by Provider under this Agreement, other than by reason of gross negligence or willful misconduct of Provider or any of its Subcontractors in the provision of that service.

9.2 Subject to Section 8, Provider will indemnify and hold harmless Recipient, its Affiliates and each of their respective officers, directors, members, agents, and representatives (collectively, the “Recipient Indemnified Parties”) from and against any and all Losses suffered or incurred by any Recipient Indemnified Party arising from or relating to any Claim arising from or in connection with the negligence or willful misconduct of Provider or any of its Subcontractors in the provision of a service.

10. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PROVIDER EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE SERVICES, INCLUDING WARRANTIES OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE.

11. Term and Termination.

11.1 This Agreement will be effective for a twelve (12) month period starting from the Effective Date (the “Term”), and will automatically renew on each anniversary of the Effective Date for another twelve (12) month period unless terminated in accordance with this Section 11.

11.2 The Parties may terminate one or more services.

11.2.1 The Parties may terminate any one or more ongoing services at any time by mutual written agreement, with invoice and payment for any services partially performed prior to such termination to be determined according to that mutual written agreement.

11.2.2 Recipient may terminate an individual service, but not all services, upon sixty (60) days’ written notice to Provider prior to any performance of that service; Recipient will reimburse Provider for actual non-recoverable costs arising prior to termination of that service, which costs arose when, and to the extent that, Provider reasonably obtained or contracted in advance for personnel, resources, supplies, and/or materials reasonably needed to perform that terminated service.

11.2.3 A termination of an individual service will not terminate this Agreement or any other service being provided under this Agreement.

11.3 This Agreement will automatically terminate in its entirety on the date six (6) months after the date on which Provider will have no further obligation to perform any services as a result of the completion, expiration or termination of all services in accordance with the terms of this Agreement.

11.4 The Parties may terminate this Agreement.

11.4.1 The Parties may terminate this Agreement by written agreement.

11.4.2 Either Party may terminate this Agreement upon six (6) months’ prior written notice for any or no reason.

11.4.3 Either Party may, without limitation of any other remedies that may be available to it, terminate this Agreement at the occurrence of an Event of Default of the other Party. An “Event of Default” with respect to a Party (the “Breaching Party”) will be deemed to occur if: (i) the Breaching Party has failed to perform any of its material obligations under this Agreement; (ii) the other Party (the “Non-Breaching Party”) provides notice to the Breaching Party that the Breaching Party has failed to perform a material obligation under this Agreement; and (iii) such failure will have continued without cure (as reasonably determined by the Non-Breaching Party) for a period of thirty (30) days after delivery of such notice.

11.5 Termination of this Agreement under Section 11.3 or Section 11.4 will be without prejudice to any rights that will have accrued to either Party pursuant to this Agreement prior to such termination and will not relieve responsibilities that will have accrued to either Party pursuant to this Agreement prior to such termination.

11.6 Any rights, obligations and duties that by their nature extend beyond the expiration or earlier termination of this Agreement, including without limitation obligations and duties arising under Sections 3, 6, 7, 8, 9, 10, 11.5, 11.6, 13, 14, and 15, will survive any such expiration or termination and remain in effect.

12. Force Majeure. A Party (the “Affected Party”) will not be liable for any interruption, delay or failure to perform any obligation under this Agreement when such interruption, delay or failure is due to causes beyond its reasonable control, including any strikes, lockouts, acts of any government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, pandemic, or a general inability not specific to the Affected Party or its Subcontractors to obtain necessary labor, materials or utilities. In any such event, obligations hereunder will be postponed for such time as the Affected Party’s performance is suspended or delayed on account thereof and it will have no liability to the other Party in connection therewith. The Affected Party will promptly notify the other Party, in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, the Affected Party will use commercially reasonable efforts to resume its performance promptly. The other Party, however, may terminate this Agreement, terminate any future service in whole, or terminate any partially-performed service if the Affected Party has not resumed full performance of that service within 90 days from the start of the interruption, delay, or failure to perform under this Section 12; provided, however, that the terminating Party must provide at least thirty (30) days’ notice of impending termination prior to such termination.

13. Transfer, Delegation, Assignment.

13.1 Neither this Agreement nor any of the rights, interests, or obligations hereunder will be transferred, assigned or delegated, in whole or in part, including by operation of law, by either Party without the prior written consent of the other Party.

13.2 This Agreement will be binding on and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

13.3 This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or will confer on any other person (other than the Provider Indemnified Parties and Recipient Indemnified Parties) any legal or equitable right, benefit, or remedy of any nature whatsoever.

14. Governing Law. To the extent state law is applicable, this Agreement will be interpreted and construed in accordance with the laws of the state of California without regard to conflict of laws principles or to which party drafted particular provisions of this Agreement.

15. Dispute Resolution.

15.1 Any dispute or controversy relating to the inventorship, ownership, scope, validity, enforceability, or infringement of any intellectual property rights will be submitted to a court of competent jurisdiction in the country or regional authority in which such intellectual property rights were granted or arose. In the United States of America (USA), the court of competent jurisdiction for patents and trademarks will be a federal court.

15.2 All disputes will be conducted in the English language, and the English original version of this Agreement (if subsequently translated) will be considered the only legal version.

15.3 For actions which fall outside of the arbitration provisions of Section 15.4, venue will be within Santa Clara County in the state of California, USA, and the Parties agree to personal jurisdiction of the courts within Santa Clara County.

15.4 Subject to Section 15.1, any dispute arising out of or relating in any way to this Agreement and/or the relationship between the Parties, including without limitation, claims for breach of contract, will be submitted to binding arbitration. By agreeing to arbitrate, the Parties are agreeing to waive their right to a jury trial. The arbitration will be conducted in accordance with this Agreement, the Federal Arbitration Act, and the JAMS Comprehensive Arbitration Rules & Procedures as in effect on the date of this Agreement (the “JAMS Rules”). In the event of a conflict, the provisions of the JAMS Rules will control, except where those JAMS Rules conflict with this Agreement, in which case this Agreement will control. The arbitration will be conducted before a three-arbitrator panel (the “Panel”), regardless of the size of the dispute, to be selected as provided in the JAMS Rules. Each arbitrator will be a former state or federal judge with at least five years of judicial experience. The arbitration will be commenced and held in Santa Clara County, California. Any issue concerning the location of the arbitration, the extent to which any dispute is subject to arbitration, the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, and any discovery disputes, will be resolved by the Panel. No potential arbitrator may serve unless he or she has agreed in writing to be bound by these procedures. Each Party will, upon the written request of the other Party, promptly provide the other with copies of all documents on which the producing Party may rely in support of or in opposition to any claim or defense and a report of any expert whom the producing Party may call as a witness in the arbitration hearing. At the request of a Party, and upon the showing of good cause, the Panel will have the discretion to order production by the other Party or by a third party of other documents relevant to any claim or defense. Each Party will be entitled to take a maximum of three depositions, plus depositions of all experts designated to be witnesses at the arbitration. The depositions will be limited to a maximum of six hours per deposition. All objections are reserved for the arbitration hearing, except for objections based on privilege and proprietary or confidential information. The Panel upon a showing of good cause may order additional depositions or deposition hours. All aspects of the arbitration will be treated as confidential and neither the Parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a Party will give written notice to all other parties and will afford such parties a reasonable opportunity to protect their interests. The result of the arbitration will be binding on the Parties and judgment on the Panel’s award may be entered in any court having jurisdiction. Nothing in this Section 15.4 will affect any Party’s ability to seek from a court temporary or interim injunctive or equitable relief to protect a Party’s rights under this Agreement or otherwise. Each Party will share equally the cost of the arbitration filing and hearing fees, the cost of an independent expert retained by the Panel, the cost of the Panel, and administrative fees of JAMS. Each Party will bear its own costs including its attorney and witness fees and associated costs and expenses. The Parties intend that these provisions will be valid, binding, enforceable, exclusive and irrevocable and will survive any termination of this Agreement. BY SIGNING THIS AGREEMENT, THE PARTIES ARE AGREEING TO HAVE ANY ISSUE ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE RELATIONSHIP BETWEEN THE PARTIES DECIDED IN ARBITRATION, AND THE PARTIES ARE GIVING UP THEIR RIGHT TO A JURY OR COURT TRIAL.

16. Miscellaneous.

16.1 This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral), among the Parties regarding the subject matter hereof. This Agreement specifically terminates all prior service agreements between the Parties. Exhibit A annexed hereto or referred to herein is hereby incorporated in and made a part of this Agreement as if fully set forth herein. Each Party acknowledges that the other has made no statement, representation, or warranty, and that it has not relied on any statement, representation, or warranty, regarding the services other than those specifically set out in this Agreement. To the extent that confirmations, invoices or other documentation or paperwork conflict with terms or conditions of this Agreement, the terms and conditions of this Agreement will control.

16.2 This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions of this Agreement will be effective unless explicitly set out in writing and signed by the waiving Party. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege under this Agreement will operate or be construed as a waiver thereof, nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. An amendment, modification, or supplement under this Section 16.2 may be in the form of a replacement or amended Exhibit A; such replacement or amended Exhibit A will only be effective when executed by an authorized representative of both Parties.

16.3 All section headings herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation or expansion of the scope of the particular sections to which they refer.

16.4 If any term or provision of this Agreement is deemed invalid, illegal, or unenforceable by a court of competent jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

16.5 All notices, requests, consents, claims, demands, waivers, and other communications hereunder will be in writing and will be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses provided for notice on the signature page (or at such other address for a party as will be specified in a notice given in accordance with this Section 16.5).

16.6 This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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[Signature page]

This Agreement will be binding on the Parties as of the Effective Date when signed below on behalf of each Party.

IN WITNESS WHEREOF, both Parties have executed this Agreement by their respective and duly authorized representatives.

INCUBE LABS, LLC By:	RANI THERAPEUTICS, LLC By:

/s/ Gary Dang	/s/ Svai Sanford
Signature	Signature

Gary Dang	Svai Sanford
Printed Name	Printed Name

VP, Finance and Accounting	Chief Financial Officer
Title	Title

Addresses for notice under Section 16.5:

InCube Labs, LLC Attn: Legal Department 2051 Ringwood Ave. San Jose, CA 95131	Rani Therapeutics, LLC Attn: Legal Department 2051 Ringwood Ave. San Jose, CA 95131

Exhibit-A

Service Rates – 2021

This original version of Exhibit A is effective beginning January 1, 2021. Any modification to, or replacement of, this Exhibit A must be made in accordance with Section 16.2 of this Agreement.

Definitions:

• “Markup” = 25% = 0.25

• “Fringe” = 22% = 0.22

• “Hourly Billing Rate”:

•	for salaried employees, Hourly Billing Rate = (salary/2080) x (1 + Markup + Fringe)

•	for hourly employees, Hourly Billing Rate = (hourly wage) x (1 + Markup + Fringe)

• “Actual Hours” = actual hours incurred by Provider’s employees on the requested Services, limited for salaried employees to 40 hours total per week per individual for all provided Services combined; and PTO, Flex, sick, holiday, bereavement, jury duty, or other time-off hours are not to be included in Actual Hours

Service	Obligations; Charges

Occupancy	Not applicable.

Shared Costs	Not applicable.

Administrative

InCube will provide Administrative Services to Rani at a fixed monthly rate to be evaluated at least quarterly, with a true-up at least quarterly. The initial rate is as set forth below.

Invoice:

•  InCube can invoice Rani $47,607 per month initially.

•  InCube can invoice Rani for Out-of-Pocket Costs related to performance of the Administrative Services, without markup.

Personnel (other than Administrative)

InCube may provide Personnel Services to Rani upon request subject to availability of resources.

Invoice:

•  InCube can invoice Rani for all Personnel Services performed by its employees, using the following formula: Invoiced amount = (Actual Hours) x (Hourly Billing Rate).

•  InCube can invoice Rani all amounts paid to a Subcontractor of InCube to perform the Personnel Services, without markup.

•  InCube can invoice Rani for Out-of-Pocket Costs related to performance of the Personnel Services, without markup.

Special

InCube may provide Special Services to Rani upon request subject to availability of resources.

Invoice:

•  InCube can invoice for all Special Services performed by its employees using the following formula: Invoiced amount = (Actual Hours) x (Hourly Billing Rate)

•  InCube can invoice Rani all amounts paid to a Subcontractor of InCube to perform the Special Services, without markup.

•  InCube can invoice Rani for Out-of-Pocket Costs related to performance of the Special Services, without markup.

IN WITNESS WHEREOF, the Parties hereto have caused this Exhibit A to be duly executed by their authorized representatives.

InCube Labs, LLC By:	Rani Therapeutics, LLC By:

Signed: /s/ Gary Dang	Signed: /s/ Svai Sanford

Name: Gary Dang	Name: Svai Sanford